Filed pursuant to Rule 424(b)(5)
Registration No. 333-186497

CALCULATION OF REGISTRATION FEE

Class of securities registered	Amount to be Registered(1)	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01	24,150,000	$47.50	$1,147,125,000	$133,296

(1)	Includes 3,150,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares.
(2)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and is being paid on a deferred basis in reliance upon Rule 456(b).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 7, 2013)

21,000,000 Shares

Noble Energy, Inc.

Common Stock

We are offering 21,000,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “NBL”. The last reported sale price of our common stock on the NYSE on February 25, 2015 was $49.81  per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$47.50	$997,500,000
Underwriting discount	$1.425	$29,925,000
Proceeds, before expenses, to us	$46.075	$967,575,000

We have granted the underwriters an option to purchase up to 3,150,000 additional shares of our common stock exerciseable from time to time within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about March 3, 2015.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	SOCIETE GENERALE	BofA Merrill Lynch	Citigroup

Co-Managers

Barclays	BB&T Capital Markets	BBVA	BMO Capital Markets	BNP PARIBAS	CIBC	Deutsche Bank Securities	DNB Markets

Fifth Third Securities	HSBC	Johnson Rice & Company L.L.C.	MUFG	Mizuho Securities	Morgan Stanley	PNC Capital Markets LLC

RBC Capital Markets	Scotia Howard Weil	Simmons & Company International	SMBC Nikko	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is February 26, 2015.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein or therein is accurate as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus dated February 7, 2013, contains more general information, some of which may not apply to this offering. This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

This prospectus supplement describes the specific terms of this offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This prospectus supplement has been prepared on the basis that all offers of the shares of common stock described herein made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares of common stock.

“Our,” “we,” “us” and “Noble Energy” as used in this prospectus supplement and the accompanying prospectus refer to Noble Energy, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop crude oil, natural gas and natural gas liquid, or NGL, resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration, development and acquisition activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions;

•	the impact of governmental fiscal terms and/or regulation, such as that involving the protection of the environment or marketing of production, as well as other regulations; and

•	access to resources.

Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “estimate,” “intend” and similar words, although some forward-looking

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statements may be expressed differently. These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. You should consider carefully the statements under Item 1A. Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2014, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

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SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk Factors” on page S-5 of this prospectus supplement and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before making a decision to invest in our common stock.

Noble Energy, Inc.

Noble Energy, Inc. is a Delaware corporation, formed in 1969, that has been publicly traded on the New York Stock Exchange since 1980. We are an independent energy company that has been engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas, and natural gas liquids since 1932. We have core operations onshore in the U.S., primarily in the Denver-Julesburg Basin and the Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa.

For a further description of our business, properties and operations, you should read the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2014 as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070, and our telephone number is (281) 872-3100.

The Offering

Issuer	Noble Energy, Inc.

Shares of common stock offered	21,000,000 shares.

Common stock outstanding immediately after this offering	386,756,922 shares (389,906,922 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $967.0 million (or approximately $1,112.1 million if the underwriters’ option to purchase additional shares is exercised in full) after deducting the underwriting discounts and our estimated expenses of the offering. We intend to use approximately $150 million of the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and the balance of the net proceeds for general corporate purposes, including the funding of our capital investment program.

Dividend policy	We currently intend to continue to pay quarterly cash dividends on the outstanding shares of our common stock in the future. However, the declaration and payment of dividends is determined by us on a quarterly basis at the discretion of our board of directors, and the amount thereof will depend on our results of operations, financial condition, contractual restrictions, cash requirements, future prospects and other factors deemed relevant by our board of directors.

Risk factors	An investment in our common stock involves certain risks. You should carefully consider the risks described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as well as other information included in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before making a decision to purchase the common stock offered hereby. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

Trading symbol	Our common stock is listed on the NYSE under the symbol “NBL”.

The number of shares to be outstanding after this offering is based on 365,756,922 shares of our common stock issued and outstanding as of February 23, 2015 and excludes 15,494,739 shares that may be issued pursuant to outstanding stock options and an additional 9,833,187 shares of common stock available for issuance under all of our existing equity compensation plans.

Except as otherwise indicated, all share information contained in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares of our common stock.

Summary Financial Data

The following table sets forth summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2010 through 2014 have been derived from our audited financial statements. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
(Dollars in millions, except as noted)	2014	2013	2012	2011	2010
Revenues and Income
Total Revenues	$5,101	$5,015	$4,223	$3,404	$2,713
Income from Continuing Operations	1,214	907	965	412	631
Net Income	1,214	978	1,027	453	725
Per Share Data (1)
Earnings Per Share—Basic
Income from Continuing Operations	$3.36	$2.53	$2.71	$1.17	$1.80
Net Income	3.36	2.72	2.89	1.28	2.07
Earnings Per Share—Diluted
Income from Continuing Operations	3.27	2.50	2.68	1.15	1.78
Net Income	3.27	2.69	2.86	1.27	2.05
Cash Dividends Per Share	0.68	0.55	0.45	0.40	0.36

Period-End Stock Price Per Share	47.43	68.11	50.87	47.20	43.04
Weighted Average Shares Outstanding
Basic	361	359	356	353	350
Diluted	367	363	359	357	354
Cash Flows
Net Cash Provided by Operating Activities	$3,506	$2,937	$2,933	$2,170	$1,946
Additions to Property, Plant and Equipment	4,871	3,947	3,650	2,594	1,885
Acquisitions	—	—	—	527	458
Proceeds from Divestitures	321	327	1,160	77	564
Financial Position
Cash and Cash Equivalents	$1,183	$1,117	$1,387	$1,455	$1,081
Property, Plant, and Equipment, Net	18,143	15,725	13,551	12,782	10,264
Goodwill	620	627	635	696	696
Total Assets	22,553	19,642	17,554	16,444	13,282
Long-term Obligations
Long-term Debt	6,103	4,566	3,736	4,100	2,272
Deferred Income Taxes	2,516	2,441	2,218	2,059	2,110
Asset Retirement Obligations	670	547	333	344	208
Other	417	562	477	408	422
Shareholders’ Equity	10,325	9,184	8,258	7,265	6,848
Operations Information—Consolidated Operations
Consolidated Crude Oil Sales (MBbl/d)	103	99	86	56	54
Average Realized Price ($/Bbl) (2)	$91.58	$100.29	$101.52	$99.17	$75.76

Consolidated Natural Gas Sales (MMcf/d)	992	901	774	806	781
Average Realized Price ($/Mcf) (2)	$3.38	$2.97	$2.19	$3.00	$2.98
Consolidated NGL Sales (MBbl/d)	23	16	16	15	14
Average Realized Price ($/Bbl)	$32.04	$35.53	$35.36	$48.35	$41.21

	Year Ended December 31,
Proved Reserves	2014	2013	2012	2011	2010
Crude Oil and Condensate Reserves (MMBbls)	304	322	268	277	284
Natural Gas Reserves (Bcf)	5,833	5,828	4,964	5,043	4,361
NGL Reserves (MMBbls)	128	113	89	92	81
Total Reserves (MMBoe)	1,404	1,406	1,184	1,209	1,092
Number of Employees	2,735	2,527	2,190	1,876	1,772

(1)	All per share and shares outstanding amounts have been retroactively adjusted for the 2-for-1 stock split, effected in the form of a common stock dividend which was distributed on May 28, 2013 to stockholders of record as of May 14, 2013.
(2)	Average realized prices during 2010 include effects of oil and gas hedging activities.

RISK FACTORS

An investment in our common stock involves risks. In addition to the risk factors set forth below, you should also carefully consider all of the information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and other information appearing under the headings Item 1A. Risk Factors and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 before investing in our common stock. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to This Offering

The market price of our common stock may be volatile and our stock price could decline.

The trading price of shares of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. As an example, during the year ended December 31, 2014, the market price of our common stock ranged from a low of $43.00 per share to a high of $79.23 per share. The trading price of our common stock may be affected by a number of factors, including the volatility of oil and natural gas prices, our operating results, changes in our earnings estimates, additions or departures of key personnel, our financial condition, drilling activities, legislative and regulatory changes, general conditions in the oil and natural gas exploration and development industry, general economic conditions, and general conditions in the securities markets. In particular, a significant or extended decline in oil and natural gas prices could have a material adverse effect on our market price of our common stock. Other risks described elsewhere under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement could also materially and adversely affect our share price.

Although our board of directors has declared quarterly dividends on our common stock in recent years, we may not pay cash dividends in the future.

Although we have paid cash dividends on our common stock in the past, our board of directors may not declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, cash requirements, future prospects and other considerations that our board of directors deems relevant.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our board of directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or other terms, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. In the future, we may issue shares of our common stock to raise cash for future drilling and development activities or acquisitions. We regularly evaluate acquisition opportunities as part of our overall business strategy and may periodically pursue acquisition prospects as they arise, particularly in light of the significant decline in commodity prices over the past several months. We may pay the purchase price for any such acquisition by using cash, common stock, or a combination of both.

Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.

Provisions in our certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock.

Under our certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without approval of our stockholders. If our board of directors elects to issue additional shares, it could be more difficult for a third party to acquire us. Our certificate of incorporation also requires the approval of 75% of our outstanding voting stock for a merger or consolidation or the sale of all or substantially all of our assets. In addition, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions may deter hostile takeover attempts or otherwise discourage an acquisition of us, and thereby negatively affect the price that investors might be willing to pay in the future for our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $967.0 (or approximately $1,112.1 if the underwriters’ option to purchase additional shares is exercised in full) after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use approximately $150 million of the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and the balance of the net proceeds for general corporate purposes, including the funding of our capital investment program. The $150 million in currently outstanding indebtedness under our revolving credit facility was used to fund a portion of our capital investment program. Our revolving credit facility matures on October 3, 2018. As of the date of this prospectus supplement, the interest rate applicable to borrowings under our revolving credit facility was approximately 1.5%.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of the net proceeds therefrom, as described under “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$1,183	$2,150

Long-term debt (excluding current portion):
Revolving credit facility (1)	—	—
8.25% Senior Notes due March 2019	1,000	1,000
4.15% Senior Notes due December 2021	1,000	1,000
7.25% Senior Notes due October 2023	100	100
3.90% Senior Notes due November 2024	650	650
8.00% Senior Notes due April 2027	250	250
6.00% Senior Notes due March 2041	850	850
5.25% Senior Notes due November 2043	1,000	1,000
5.05% Senior Notes due November 2044	850	850
7 1/4% Senior Debentures due August 2097	84	84
Capital lease and other obligations	345	345

Total long-term debt (excluding current portion)	6,129	6,129
Current portion of capital lease obligations	68	68
Less: unamortized discount	(26)	(26)

Total debt, net of discount	6,171	6,171

Stockholders’ equity:
Preferred stock—par value $1.00; 4 million shares authorized, none issued	—	—
Common stock—par value $0.01; 500 million shares authorized; 402 million shares issued actual and 423.1 million shares issued as adjusted	4	4
Additional paid in capital	3,624	4,591
Accumulated other comprehensive loss	(90)	(90)
Treasury stock, at cost: 38 million shares	(671)	(671)
Retained earnings	7,458	7,458

Total stockholders’ equity	10,325	11,292

Total capitalization	$16,496	$17,463

(1)	As of December 31, 2014, we had no outstanding indebtedness under our revolving credit facility. As of the date of this prospectus supplement, there was approximately $150 million of outstanding indebtedness under our revolving credit facility. Our revolving credit facility matures on October 3, 2018.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NYSE under the ticker symbol “NBL”. The following table sets forth, for the periods indicated, the high and low sale prices per share for our common stock, as reported by the NYSE, and the amount of the cash dividend declared per share.

	Price Range		Dividend Declared
	High	Low
2015
First Quarter (through February 25, 2015)	$52.42	$41.01	$0.18

2014
Fourth Quarter	$68.73	$42.11	$0.18
Third Quarter	$77.93	$65.67	$0.18
Second Quarter	$79.63	$68.83	$0.18
First Quarter	$71.98	$60.14	$0.14

2013
Fourth Quarter	$78.01	$64.36	$0.14
Third Quarter	$68.43	$59.85	$0.14
Second Quarter	$61.77	$52.62	$0.14
First Quarter	$58.32	$50.93	$0.13

We currently intend to continue to pay quarterly cash dividends on our outstanding shares of common stock in the future. However, the determination of the amount of future cash dividends, if any, to be declared and paid will depend upon, among other factors, our financial condition, cash flow, level of exploration and development expenditure opportunities, future business prospects and covenants under any applicable contractual arrangements.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of:

•	500 million shares of common stock, par value $0.01 per share; and

•	4 million shares of preferred stock, par value $1.00 per share.

As of February 23, 2015, we had approximately 365,756,922 shares of common stock issued and outstanding and had reserved 25,327,926 additional shares of common stock for issuance under our various stock and compensation incentive plans. We had no shares of preferred stock outstanding at that date.

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. The approval of 75% of our outstanding voting stock is required for a merger or consolidation or the sale of all or substantially all of our assets.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 6495, St. Paul, MN 55164-0945.

MATERIAL U. S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be subject to different interpretations or changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	certain United States expatriates;

•	persons subject to the alternative minimum tax or the tax on net investment income;

•

stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships or entities or arrangements treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or foreign currencies; and

•	traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

When we make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “Gain on Disposition of Common Stock.” Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, properly certifying eligibility for the reduced rate. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person. In addition, a non-U.S. holder described in the first bullet point immediately above that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, a non-U.S. holder will be taxable on gain realized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a sale or other taxable disposition of our common stock, and a purchaser of the stock may be required to withhold and remit to the IRS 10% of the purchase price, unless an exception applies.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock and regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax

If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that such holder is a United States person, or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the regulations thereunder (generally referred to as “FATCA”) generally impose a withholding tax of 30 percent on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners) or is otherwise exempt. FATCA also imposes a withholding tax of 30 percent on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, beginning January 1, 2017, withholding of 30 percent also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Withholding under FATCA is imposed on payments foreign financial institutions and other applicable payees whether they receive such payments in the capacity of an intermediary or for their own account. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Foreign financial institutions and other entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	6,300,000
J.P. Morgan Securities LLC	6,090,000
SG Americas Securities, LLC	1,890,000
Citigroup Global Markets Inc.	945,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	945,000
Deutsche Bank Securities Inc.	420,000
Mitsubishi UFJ Securities (USA), Inc.	420,000
Barclays Capital Inc.	210,000
BB&T Capital Markets, a division of BB&T Securities, LLC	210,000
BBVA Securities Inc.	210,000
BMO Capital Markets Corp.	210,000
BNP Paribas Securities Corp.	210,000
CIBC World Markets Corp.	210,000
DNB Nor Markets, Inc.	210,000
Fifth Third Securities, Inc.	210,000
HSBC Securities (USA) Inc.	210,000
Johnson Rice & Company L.L.C.	210,000
Mizuho Securities USA Inc.	210,000
Morgan Stanley & Co. LLC	210,000
PNC Capital Markets LLC	210,000
RBC Capital Markets, LLC	210,000
Scotia Capital (USA) Inc.	210,000
Simmons & Company International	210,000
SMBC Nikko Securities America, Inc.	210,000
TD Securities (USA) LLC	210,000
Wells Fargo Securities, LLC	210,000

Total	21,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 3,150,000 shares from us. They may exercise that option from time to time for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,150,000 additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share	$1.425	$1.425
Total	$29,925,000	$34,413,750

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.855 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our executive officers and directors has agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NBL.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Affiliates of certain underwriters are lenders under our revolving credit facility and will receive a portion of the proceeds from this offering used to repay amounts drawn under such facility. See “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) any other persons to whom it may otherwise lawfully be communicated pursuant to the Financial Promotion Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect to anything done by any person in relation to our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mayer Brown LLP, Houston, Texas, and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting, and upon the authority of said firm as experts in accounting and auditing.

Our estimates of proved reserves associated with our interests in oil and gas properties are confirmed in the audit letter of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2014;

•	our current report on Form 8-K, filed with the SEC on October 27, 2014; and

•

the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the termination of this offering will be incorporated by reference into this prospectus supplement and the accompanying prospectus and will be considered a part of this prospectus supplement and the accompanying prospectus from the date on which any such document is filed.

PROSPECTUS

Noble Energy, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

We, Noble Energy, Inc., may offer from time to time our debt securities, preferred stock, common stock and warrants. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “NBL.”

Investing in our securities involves significant risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 7, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Noble Energy” and to the “company,” “we,” “us” or “our” are to Noble Energy, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-07964). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.nobleenergyinc.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “NBL.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 7, 2013;

•	our current report on Form 8-K, filed with the SEC on February 1, 2013; and

•	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Noble Energy, Inc.

100 Glenborough Drive

Suite 100

Houston, Texas 77067

(281) 872-3100

Attention: Arnold J. Johnson

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop crude oil and natural gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration, development, and acquisition activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions;

•	the impact of governmental fiscal terms and/or regulation, such as that involving the protection of the environment or marketing of production, as well as other regulations; and

•	access to resources.

Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “estimate,” “intend” and similar words, although some forward-looking statements may be expressed differently. These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. You should consider carefully the statements under Item 1A. Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2012, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

ABOUT US

Noble Energy, Inc. is a Delaware corporation, formed in 1969, that has been publicly traded on the New York Stock Exchange since 1980. We are an independent energy company that has been engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas, and natural gas liquids since 1932. We have core operations onshore in the U.S., primarily in the Denver-Julesburg Basin and the Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa.

Our principal executive offices are located at 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610, and our telephone number is (281) 872-3100. We maintain a website on the Internet at http://www.nobleenergyinc.com. Information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider all of the information included and incorporated by reference into this prospectus, including the risk factors and other information appearing under the headings Item 1A. Risk Factors and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the fiscal year ended December 31, 2012 before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

Unless specified otherwise in an accompanying prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable accompanying prospectus supplement for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated.

	Year ended December 31,
	2012	2011	2010	2009		2008
Ratio of earnings to fixed charges(1)	5.2	2.9	6.4	—	(2)	17.4

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.
(2)	For the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges by $363 million.

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, less income from equity investees, less interest capitalized, plus distributed income from equity investees and fixed charges as defined;

•	“fixed charges,” which consist of interest expensed, interest capitalized, preferred stock dividend requirements of consolidated subsidiaries and an estimate of interest within rental expense; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF DEBT SECURITIES

We may from time to time issue debt securities (referred to herein as the “debt securities”) under an indenture dated February 27, 2009 between us and Wells Fargo Bank, National Association, as trustee. References to the “indenture” in this description mean such indenture as amended or supplemented from time to time.

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series.

This description is intended to be an overview of the material provisions of the debt securities and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture as it, and not this description, defines your rights as a holder of the debt securities. A copy of the indenture may be obtained from us upon request.

Unless the context otherwise requires, reference under this “Description of Debt Securities” to “we,” “us,” and “our” are to Noble Energy, Inc. and not to any of our consolidated subsidiaries.

The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

General

The debt securities may be issued from time to time as provided in this prospectus. When the debt securities are offered, a prospectus supplement will explain the particular terms of the debt securities to the extent they are not set forth in or vary from the terms set forth in this prospectus, and in particular, will include the following information about the debt securities offered:

•	the designation, initial principal amount and authorized denominations of debt securities offered;

•	the interest rate borne by the debt securities, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

•	the interest payment dates and related record dates;

•	the maturity date;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies in which debt securities are denominated, may be purchased, and may be paid (including payments of principal, any premium or interest);

•	whether the currency or currencies for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at the option of the holder or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any changes in the terms related to the debt securities described herein, including changes in covenants, events of default or any other provision described herein; and

•	any other information relevant to the terms of the debt securities so offered.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Ranking

The debt securities rank senior in priority to any subordinated unsecured indebtedness and pari passu with any of our other senior unsecured indebtedness. The debt securities are junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned) and will be effectively subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon the liquidation or reorganization of those subsidiaries. At December 31, 2012, we had no outstanding secured indebtedness.

The indenture does not limit the amount of indebtedness that we may incur.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, interest payments on debt securities that bear interest at a fixed rate will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•	execute, register the transfer of or exchange debt securities of any series during a period of 15 days immediately preceding the day of the mailing of a relevant notice of redemption of debt securities of a series; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee and the trustee’s New York office will be designated as our sole paying agents for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security will look only to us for payments out of those repaid amounts.

Defaults and Remedies

The indenture provides that each of the following is an Event of Default with respect to the debt securities of a series issued under the indenture:

(1) our failure to pay the principal of or premium, if any, on the debt securities of that series when due;

(2) our failure to pay any interest due on the debt securities of that series and the default continues for 30 days;

(3) our failure to make any required sinking fund payment when due with respect to the debt securities of that series;

(4) our failure for 60 days after written notice to us as specified in the indenture to comply with any of our other covenants in the indenture for the benefit of that series;

(5) default by us under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us for money borrowed if the effect of such default is to cause an acceleration of the principal amount of such indebtedness and the aggregate amount of such indebtedness or guarantees is in excess of five percent of Consolidated Net Tangible Assets (as defined below under “— Certain Covenants Applicable to the Debt Securities — Certain Definitions”), unless the default has been cured or waived; and

(6) certain events of bankruptcy, insolvency or reorganization relating to us.

If an Event of Default, other than an Event of Default specified in clause (6) above, with respect to the outstanding debt securities of a series occurs and is continuing, either the trustee or holders of at least 25 percent in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all debt securities of such series and all accrued interest thereon to be due and payable immediately. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of such series of debt securities may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of that series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series (including, if lawful, interest on the overdue interest), the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other Events of Default with respect to the debt securities of that series, other than the nonpayment of the principal of the debt securities of that series, which have become due solely by such declaration of acceleration, have been cured or waived. If an Event of Default specified in clause (6) above occurs, the principal amount of all the debt securities and all accrued interest thereon will automatically become due and payable.

Unless the Event of Default has been cured or waived, the trustee must transmit notice of the Event of Default to the holders of the debt securities of that series. However, except in the case of a payment default, the trustee may withhold the notice, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

You will not be able to enforce the indenture except as provided in the indenture but nothing shall prevent holders of the debt securities from enforcing payment of the principal of or premium, if any, or interest on their debt securities. The trustee may refuse to enforce the indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the debt securities of a series under the indenture may direct the trustee in its exercise of any trust or power under that indenture with respect to the debt securities of that series.

We will furnish the trustee annually with an officers’ certificate with respect to compliance with the terms of the indenture.

Modification and Waiver

We and the trustee may, without the consent of holders, modify or waive provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the trustee may modify or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification or waiver. However, the provisions of the indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the debt security;

•	reduce the principal amount of, or interest rate on, the debt security, or change the method of calculating the interest rate on, or reduce any premium payable upon the redemption of, the debt security;

•	change the coin or currency (or other property) in which the debt security or any premium or any interest on the debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of a series, the holders of which are required to consent under the indenture in order to take certain actions; or

•	modify certain of the provisions of the indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person unless:

•	the entity formed by the consolidation or into which we are merged, or the entity which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any state, or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we deliver to the trustee an officer’s certificate and opinion of counsel as provided in the indenture.

Defeasance

Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the indenture by depositing funds or obligations issued or guaranteed by the United States of America with the trustee.

Defeasance and Discharge. The indenture provides that we will be discharged from any and all obligations in respect of the debt securities being defeased, other than our obligations relating to:

•	the registration of transfer or exchange of the debt securities;

•	the replacement of stolen, lost or mutilated debt securities; and

•	the maintenance of paying agencies to hold monies for payment in trust;

if we deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. We may establish the trust only if, among other things, we have delivered to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in the applicable federal income tax law;

in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. In the event of any defeasance and discharge of the debt securities, you will be entitled to look only to the trust fund for payment of principal of and any premium and interest on your debt securities until maturity.

Defeasance of Certain Obligations. The indenture provides that we may omit to comply with certain restrictive covenants, including the covenants described under “— Certain Covenants Applicable to the Debt Securities” below and that the omission will not be an Event of Default with respect to the debt securities. This right is commonly known as covenant defeasance, and, in order to exercise it, we will be required to deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. If we were to exercise our rights in this manner, our other obligations under the indenture and the debt securities would remain in full force and effect. We may effect a covenant defeasance only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Certain Covenants Applicable to the Debt Securities

We will be subject to the covenant set forth below as well as to any other covenants that may be specified in an applicable prospectus supplement. Please refer to the definitions provided below regarding certain capitalized terms used in this section.

Limitations on Liens. The indenture provides that if we incur, assume or guarantee a Debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt, we will secure the Debt securities on at least an equal basis. These restrictions do not apply to Debt secured by the following:

(1) Mortgages in existence on the date of the indenture;

(2) Mortgages affecting Mineral Interests, shares of capital stock or Debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

(3) Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4) Mortgages on property constructed or improved after the date of the indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the indenture;

(5) Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property (which is understood to include servicing, treating, processing, converting, transporting, storage and marketing of Hydrocarbons from the property) for the purposes of increasing the production and sale of oil, gas and other minerals, or any Debt incurred to provide funds for all or any of those purposes;

(6) Mortgages that secure only Debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

(7) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any Debt secured by those Mortgages.

Notwithstanding the foregoing, we or a Restricted Subsidiary may issue, assume or guarantee Debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt if such Debt, when added to the sum of all other Debt that would otherwise be restricted by the foregoing (but not including Debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the sum of our Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

(1) the sale or other transfer of oil, gas, or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

(2) the sale or other transfer by us or any of our Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby we or the Restricted Subsidiary would retain partial ownership of the properties.

Certain Definitions

The indenture contains definitions of certain terms used in the indenture, including the following:

“Consolidated Net Tangible Assets” means the total amount of all assets included in the consolidated balance sheet of us and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of:

(1) all current liabilities;

(2) all depreciation, depletion, valuation and other reserves;

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

(4) investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

(5) minority interests in the equity of Restricted Subsidiaries.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Hydrocarbons” means oil, gas and other liquid or gaseous hydrocarbons.

“Mineral Interests” means our leasehold and other interests or those of a Restricted Subsidiary in or under oil, gas or other Hydrocarbon fee interests, overriding royalty and royalty interests and any other interest in

Hydrocarbons in place wherever located and classified by our Board of Directors as capable of producing Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale, or other title retention agreement or other similar encumbrance.

“Restricted Subsidiary” means any subsidiary of ours the assets of which comprise in excess of 15 percent of our total consolidated assets included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders. As of December 31, 2012, we had no subsidiary that would qualify as a Restricted Subsidiary.

Governing Law

The debt securities and the indenture are governed by the laws of the State of New York.

The Trustee

Wells Fargo Bank, National Association will be the trustee under the indenture. The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise. The trustee may be removed with respect to a series of debt securities by the holders of a majority in principal amount of the outstanding debt securities of such series. In addition, if no Event of Default has occurred and is continuing, we may at any time appoint a successor trustee, in which case, the original trustee will be deemed to have resigned.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in the form of one or more registered global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary. Unless and until it is exchanged in whole or in part for debt securities in certificated form, a global security may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary. Initially, the debt securities will be registered in the name of Cede & Co., the nominee of DTC.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC or its nominee (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of these beneficial ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons held by such participants on their behalf).

So long as DTC, or its nominee, is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Payments on a global security will be made to DTC or its nominee, as the holder thereof. We have been advised by DTC that upon receipt of any payment in respect of a global security representing any debt securities held by it or its nominee, DTC will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global security for the debt securities as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payments by participants will be the responsibility of those participants only. Neither we, the trustee or any of our agents or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial ownership interests in a global security to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial ownership interest in a global security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Redemption notices will be sent to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to reduce by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any paying agent will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The debt securities represented by a global security will be exchangeable for debt securities in certificated form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple if (i) DTC notifies us that it is unwilling or unable to continue as Depositary for such global security or if at any time DTC is ineligible under the Securities Exchange Act of 1934 and a successor Depositary is not appointed by us within 90 days or (ii) we in our discretion at any time determine not to require all of the debt securities to be represented by a global security and notify the trustee thereof. Any debt securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global security is not exchangeable for certificated debt securities.

Neither we, the trustee nor any paying agent will be liable for any delay by DTC or its nominee in identifying the beneficial owners of the related debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the debt securities to be issued).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	500 million shares of common stock, par value $0.01 per share, and

•	4 million shares of preferred stock, par value $1.00 per share.

As of January 18, 2013, we had approximately 198,423,476 shares of common stock issued and 178,714,869 shares of common stock outstanding and had reserved 12.8 million additional shares of common stock for issuance under our various stock and compensation incentive plans. We had no shares of preferred stock outstanding at that date.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the preferred stock and common stock.

Common Stock

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. The approval of 75% of our outstanding voting stock is required for a merger or consolidation or the sale of all or substantially all of our assets.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to cause preferred stock to be issued in one or more series, without stockholder action.

The Board of Directors is authorized to determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the certificate of incorporation and the Delaware General Corporation Law.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

(1) The number of shares of the series of preferred stock being offered;

(2) Voting rights, if any, of the series of preferred stock;

(3) The title and liquidation preference per share of that series of the preferred stock;

(4) The purchase price of the preferred stock;

(5) The dividend rate (or method for determining dividend rates);

(6) The dates on which dividends will be paid;

(7) Whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

(8) Any redemption or sinking fund provisions applicable to that series of preferred stock;

(9) Any conversion provisions applicable to that series of preferred stock; and

(10) Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. We will file that certificate of designations with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the Board of Directors.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

We may not declare or pay any full dividends on any series of preferred stock, unless we have declared and paid, or contemporaneously declare and pay, full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that preferred stock. When we do not pay those dividends in full, we will declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, we generally may not declare or pay any dividends on our common stock or redeem or purchase any common stock, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock. We will not pay any interest, or sum of money in lieu of interest, in connection with any dividend payment or payments that may be in arrears.

Unless otherwise described in the prospectus supplement, we will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that we will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up of our business or affairs.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. Any redemption provisions that apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

If we have not paid full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by any offer made on the same terms to all holders of that series of preferred stock.

Voting Rights

Except as indicated in this prospectus or in a prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the principal amount of debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended, or the “Securities Act”. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Mayer Brown LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Our estimates of proved reserves associated with our interests in oil and gas properties is confirmed in the audit letter of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

21,000,000 Shares

Noble Energy, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.

J.P. Morgan

SOCIETE GENERALE

BofA Merrill Lynch

Citigroup

Co-Managers

Barclays

BB&T Capital Markets

BBVA

BMO Capital Markets

BNP PARIBAS

CIBC

Deutsche Bank Securities

DNB Markets

Fifth Third Securities

HSBC

Johnson Rice & Company L.L.C.

MUFG

Mizuho Securities

Morgan Stanley

PNC Capital Markets LLC

RBC Capital Markets

Scotia Howard Weil

Simmons & Company International

SMBC Nikko

TD Securities

Wells Fargo Securities